As filed with the Securities and Exchange Commission on April 8, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
----------------

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
----------------

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
(Exact name of Registrant as specified in its charter)

CALIFORNIA                                                     94-2862863
(State of incorporation)                           (I.R.S. Employer Identification No.)

100 ROWLAND WAY
Suite 300
NOVATO, CA 94945
(Address of principal executive offices)
-----------------------

2004 INCENTIVE STOCK OPTION PLAN as AMENDED
(Full titles of the Plans)
-----------------------

Martin Wade
Chief Executive Officer
INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
100 ROWLAND WAY
Suite 300
NOVATO, CA 94945
(415) 878-4000
(Name, address and telephone number, including area code, of agent for service)
-----------------------

Page 1 of [ ] Pages
Exhibit Index on Page [ ]
(Calculation of Registration Fee on following page)

--------------------------------------------------------------------------------
CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.0001 par value	1,177,189	$1.18(2)	$1,389,083	$163

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan and warrants registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Proposed maximum price for ungranted stock options estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee, based upon the average of the bid and ask prices reported on the Nasdaq OTC Bulletin Board for Registrant’s Common Stock on April 6, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a)
The Registrant’s hereby incorporates by reference Registration Statement # 333-113918 filed on March 25, 2004. This Registration Statement is required by an amendment to the 2004 Incentive Stock Option Plan which amendment added an additional one million (1,000,000) shares subject to that Plan.

(b)
This Registration Statement is also to effect the registration of one hundred and seventy-seven thousand one hundred and eighty-nine (177,189) warrants and the underlying common stock that were included in the 2004 Warrant Plan but not subject to the prior registration statement filed on March 25, 2004.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES. Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL. Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s Bylaws reduce the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under California law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED. Not applicable.

Item 8.  EXHIBITS.

Exhibit Number

4.1	2004 Stock Option Incentive Plan as Amended March 16, 2005
5.1	Opinion of Niesar Curls Bartling LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Niesar Curls Bartling LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, International Microcomputer Software, Inc., a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on April 8, 2005.

International Microcomputer Software, Inc.

By:	/s/ Martin Wade III
Martin Wade III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Wade III as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Martin Wade III -------------------------- Martin Wade III	Chief Executive Officer (Principal Executive Officer), Director	April 8, 2005
/s/ William Bush ---------------------- William Bush	Chief Financial Officer & Secretary (Principal Financial Officer, Principal Accounting Officer)	April 8, 2005
/s/ Bruce Galloway ------------------------- Bruce Galloway	Director, Chairman of the Board Chairman of the Executive Committee	April 8, 2005
/s/ Evan Binn ---------------------- Evan Binn	Director	April 8, 2005
/s/ Robert S. Falcone ---------------------------- Robert S. Falcone	Director, Chairman of the Audit Committee	April 8, 2005
/s/ Richard J. Berman ---------------------------- Richard J. Berman	Director Chairman of the Compensation Committee	April 8, 2005
/s/ Robert Mayer ---------------------- Robert Mayer	Director Executive Vice President, Precision Design Division	April 8, 2005
/s/ Donald Perlyn ------------------------ Donald Perlyn	Director	April 8, 2005

INDEX TO EXHIBITS

Exhibit Number

4.1	2004 Stock Option Incentive Plan (as Amended March 16, 2005)

5.1	Opinion of Niesar Curls Bartling LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Niesar Curls Bartling LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page 5)